Align Technology Announces Retirement of CFO David L. White and Names John F. Morici as New CFO

SAN JOSE, CA -- (Marketwired - November 07, 2016) - Align Technology, Inc. (NASDAQ: ALGN) today announced the retirement of David L. White who will step down as CFO effective November 10 and stay with the Company through February 2017. During this transition period, Mr. White will continue to oversee certain planning and ERP implementation projects and will work closely with newly appointed CFO John F. Morici to ensure a smooth transition. White has served as Align's CFO since 2013 and has had a significant role in supporting Align's strong growth and expansion activities worldwide.

"David has been a key contributor to our success over the past three years and, on behalf of Align's board of directors and shareholders, I want to thank him for his dedication to the company and wish him the best in his retirement," said Joe Hogan, Align Technology President and CEO. "Until then, we are pleased David can stay to support the Company while working with John on a seamless transition."

John F. Morici was an executive at NBC Universal for the past nine years where he held several senior management positions in its Universal Pictures Home Entertainment U.S. and Canadian business, including chief financial officer, chief operating officer, and most recently, executive vice president and managing director. In his role as EVP and MD, Morici led all finance, sales, marketing, operations, and customer service organizations and was responsible for overall strategy and planning in a very dynamic business. Prior to NBC Universal, Morici spent eight years in senior financial management positions at GE Healthcare, including CFO for its Diagnostic Imaging and Global Products units.

Continued Hogan, "I am very pleased to have John join the Align team as we continue to scale and build our business and operations globally. John brings more than 20 years of leadership and management experience in finance, operations, and strategic planning in healthcare, medical technology and consumer/entertainment. His proven track record as a financial executive, combined with his extensive strategic skills and operational knowledge drawn from multiple industries, make him an excellent leader for Align who will help drive the business forward and achieve our strategic goals."

About Align Technology, Inc.

Align Technology is the leader in modern Clear Aligner orthodontics that designs, manufactures and markets the Invisalign® system, which provides dental professionals with a range of treatment options for adults and teenagers. Align also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align was founded in March 1997 and received FDA clearance to market the Invisalign system in 1998. Visit www.aligntech.com for more information.

For additional information about the Invisalign system or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about the iTero 3D digital scanning system, please visit www.itero.com.

Investor Relations Contact

Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact

Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com